Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: March 23, 2006

NTS Realty Holdings Limited Partnership Announces the Purchase of Two Multifamily Properties in Indianapolis

Louisville, KY (March 23, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it closed on its agreement (the “Agreement”) with PPF AMLI at Castle Creek LLC and PPF AMLI at Lake Clearwater LLC, Delaware limited liability companies that are not affiliated with the Company (collectively, the “Sellers”), to purchase two multifamily properties located in Indianapolis, Indiana for a purchase price slightly in excess of $50 million. These properties are commonly known as AMLI at Castle Creek (“Castle Creek”) and AMLI at Lake Clearwater (“Lake Clearwater”). Castle Creek was built in 2000 and includes 276 units. Lake Clearwater was built in 1999 and has 216 units. The properties are located approximately two miles apart from each other near the northern perimeter of Marion County north of Indianapolis.

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “Castle Creek and Lake Clearwater are well-maintained and beautiful properties that we believe enhance our growing presence in the Indianapolis area. We will continue to seek additional properties like these to further strengthen what we believe is already an outstanding collection of properties.”

A spokesperson for the Company indicated that the Company satisfied the purchase price for Castle Creek and Lake Clearwater with funds obtained from a $42.5 million short-term loan with National City Bank and from its line of credit with PNC Bank.

About NTS Realty Holdings Limited Partnership

The Company currently owns thirty-six properties, comprised of thirteen multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Fort Lauderdale, Florida, Indianapolis, Indiana, Atlanta, Georgia, Richmond, Virginia and Nashville, Tennessee. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”

— more —

These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

— ### —